Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter and Full Year Ended December 31, 2016

HIGHLIGHTS

•	Revenue up 21% in Q4 and 4% for the year*

•	Total bookings up 50% in Q4 and 16% for the year*

•	New bookings up 3% in Q4 and 6% for the year*

•	60-month backlog up $126 million in 2016 to $4.0 billion*

•	Signed Universal Payments contract representing the largest in history

•	Providing 2017 guidance

*	Adjusted for FX, the Community Financial Services (CFS) divestiture and PAY.ON acquisition

NAPLES, FLA — March 2, 2017 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter and full year ended December 31, 2016.

“We delivered our strongest revenue growth of the year in Q4 and set another bookings record. We signed three new UP BASE24-eps deals, one new UP Immediate Payments deal and our largest ever Universal Payments contract,” commented Phil Heasley, President and CEO, ACI Worldwide. “Entering 2017, we are signing some of the largest contracts in our history and we are very optimistic about ACI’s growing opportunity in the rapidly changing payments landscape.”

Q4 2016 FINANCIAL SUMMARY

Net new bookings grew 3% and overall bookings, including term extensions, grew 50% after adjusting for foreign currency fluctuations and the CFS divestiture. Term extension growth was particularly strong, rebounding from earlier in 2016.

Revenue in Q4 was $343 million, up 11% from last year. Adjusting for the CFS divestiture, incremental contribution from the PAY.ON acquisition, and foreign currency fluctuations, Q4 revenue increased 21% from the same quarter last year.

Adjusted EBITDA in Q4 grew $50 million to $160 million, an increase of 46%, from $110 million in Q4 2015 excluding the CFS contribution and related costs. After adjusting for pass through interchange revenues of $39 million and $33 million in 2016 and 2015, respectively, net adjusted EBITDA margin in Q4 was 52% in 2016 versus 44% in Q4 of 2015.

Net income in Q4 was $67 million, or $0.56 per diluted share, versus $44 million, or $0.36 per diluted share in Q4 2015.

FULL YEAR 2016 FINANCIAL SUMMARY

Full year new bookings grew 6% and overall bookings, including term extensions, grew 16% to $1.3 billion, after adjusting for foreign currency fluctuations and the CFS divestiture.

We ended the year with a 60-month backlog of $4 billion and a 12-month backlog of $816 million. Excluding the impact of the CFS divestiture and foreign currency movements, our 60-month backlog grew $126 million during 2016.

Full year revenue was $1.006 billion, up $39 million, or 4% over 2015, after adjusting for the CFS divestiture, the PAY.ON acquisition, and foreign currency fluctuations.

Adjusted EBITDA was $241 million, down $6 million compared to 2015, after adjusting for the CFS divestiture and related costs. After adjusting for pass through interchange revenues of $144 million and $129 million in 2016 and 2015, respectively, net adjusted EBITDA margin was 28% in 2016 versus 30% in 2015.

Net income for the year was $130 million, or $1.09 per diluted share, versus $85 million, or $0.72 per diluted share in 2015. Operating free cash flow for the year was $72 million, down from $143 million in 2015. Operating free cash flow was impacted by the timing of renewal events resulting in a $61 million higher accounts receivable balance compared to the prior year. Subsequent to year end, accounts receivable has declined $77 million. As of December 31, 2016, we had $76 million in cash on hand, a debt balance of $753 million, and $78 million remaining under our share repurchase authorization.

2017 GUIDANCE

In 2017, we expect to generate revenue in a range of $1.0 billion to $1.025 billion, which represents 2-5% organic growth after adjusting for foreign currency fluctuations and the CFS divestiture. Adjusted EBITDA is expected to be in a range of $250 million to $255 million, which excludes approximately $14 million in one-time integration related expenses for PAY.ON, the CFS divestiture, and data center and facilities consolidation. We expect to generate between $215 million and $220 million of revenue in the first quarter, which represents 3-5% organic growth after adjusting for foreign currency fluctuations and the CFS divestiture. We expect full year 2017 new bookings to grow in the upper single digit range.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results as well as 2017 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 66612410. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries as well as thousands of global merchants rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software and SaaS-based solutions, we deliver real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI Worldwide.

© Copyright ACI Worldwide, Inc. 2017.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries, significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income plus deferred revenue that would have been recognized in the normal course of business if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as deferred revenue that would have been recognized in the normal course of business if not for GAAP purchase accounting requirements and significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related expenses, and less capital expenditures plus European data center and cybersecurity capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all license, maintenance, and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations that we are signing some of the largest contracts in our history; (ii) our optimism about ACI’s growing opportunity in the rapidly changing payments landscape; (iii) expectations regarding revenue, adjusted EBITDA, and new bookings growth in 2017; and (iv) expectations regarding revenue in the first quarter of 2017.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with PAY.ON, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, our pending appeal of the $43 million judgement, plus $2.7 million of attorney fees and costs awarded against us in the BHMI litigation, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$75,753	$102,239
Receivables, net of allowances of $3,873 and $5,045, respectively	268,162	219,116
Recoverable income taxes	4,614	12,048
Prepaid expenses	25,884	27,461
Other current assets	33,578	21,637

Total current assets	407,991	382,501

Noncurrent assets
Property and equipment, net	78,950	60,630
Software, net	185,496	237,941
Goodwill	909,691	913,261
Intangible assets, net	203,634	256,925
Deferred income taxes, net	77,479	90,872
Other noncurrent assets	39,054	33,658

TOTAL ASSETS	$1,902,295	$1,975,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$42,873	$55,420
Employee compensation	47,804	31,213
Current portion of long-term debt	90,323	89,710
Deferred revenue	105,191	128,559
Income taxes payable	11,334	4,734
Other current liabilities	78,841	75,225

Total current liabilities	376,366	384,861

Noncurrent liabilities
Deferred revenue	49,863	42,081
Long-term debt	653,595	834,449
Deferred income taxes, net	26,349	28,067
Other noncurrent liabilities	41,205	31,930

Total liabilities	1,147,378	1,321,388

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	600,344	561,379
Retained earnings	545,731	416,851

Treasury stock	(297,760)	(252,956)
Accumulated other comprehensive loss	(94,100)	(71,576)

Total stockholders’ equity	754,917	654,400

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,902,295	$1,975,788

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Revenues
License	$159,277	$94,230	$273,466	$251,205
Maintenance	58,072	63,000	233,476	241,895
Services	24,262	34,371	87,470	106,820
Hosting	101,119	117,036	411,289	446,057

Total revenues	342,730	308,637	1,005,701	1,045,977

Operating expenses
Cost of license (1)	7,043	5,810	22,345	23,245
Cost of maintenance, services and hosting (1)	103,786	111,285	422,569	449,054
Research and development	37,665	33,285	169,900	145,924
Selling and marketing	29,421	40,747	118,082	129,407
General and administrative	21,639	20,552	113,617	87,419
Gain on sale of assets	—	—	(151,463)
Depreciation and amortization	22,833	22,985	89,521	82,980

Total operating expenses	222,387	234,664	784,571	918,029

Operating income	120,343	73,973	221,130	127,948

Other income (expense)
Interest expense	(10,217)	(10,198)	(40,184)	(41,372)
Interest income	114	132	530	386
Other, net	(378)	(1,284)	4,105	26,411

Total other income (expense)	(10,481)	(11,350)	(35,549)	(14,575)

Income before income taxes	109,862	62,623	185,581	113,373
Income tax expense	43,171	18,856	56,046	27,937

Net income	$66,691	$43,767	$129,535	$85,436

Earnings per common share
Basic	$0.57	$0.37	$1.10	$0.73
Diluted	$0.56	$0.36	$1.09	$0.72

Weighted average common shares outstanding
Basic	117,316	118,739	117,533	117,465
Diluted	118,477	120,167	118,847	118,919

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$66,691	$43,767	$129,535	$85,436
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	6,454	5,737	22,584	21,656
Amortization	21,162	20,846	80,870	75,775
Amortization of deferred debt issuance costs	1,369	1,490	5,567	6,244
Deferred income taxes	19,263	15,555	17,702	19,328
Stock-based compensation expense	9,801	8,330	43,613	18,380
Gain on available for sale securities	—	—	—	(24,465)
Gain on available for sale CFS assets	—	—	(151,463)	—
Other	1,213	258	806	2,725

Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(111,244)	(42,921)	(76,460)	(11,355)
Accounts payable	1,978	13,998	(13,920)	8,557
Accrued employee compensation	(200)	(9,139)	18,060	(1,998)
Current income taxes	8,819	(164)	14,510	(8,244)
Deferred revenue	(648)	300	3,015	(4,513)
Other current and noncurrent assets and liabilities	10,316	6,094	5,411	468

Net cash flows from operating activities	34,974	64,151	99,830	187,994

Cash flows from investing activities:
Purchases of property and equipment	(6,383)	(7,737)	(40,812)	(27,283)
Purchases of software and distribution rights	(3,057)	(9,605)	(22,268)	(21,622)
Proceeds from available-for-sale securities	—	—	—	35,311
Proceeds from sale of CFS assets	—	—	199,481	—
Acquisition of businesses, net of cash acquired	232	(179,367)	232	(179,367)
Other	—	—	(7,000)	(7,000)

Net cash flows from investing activities	(9,208)	(196,709)	129,633	(199,961)

Cash flows from financing activities:
Proceeds from issuance of common stock	592	806	2,987	3,104
Proceeds from exercises of stock options	576	621	9,325	12,175
Repurchases of common stock	—	—	(60,089)	—

Repurchase of restricted stock and performance shares for tax withholdings	—	(96)	(2,975)	(4,649)
Proceeds from revolving credit facility	24,000	186,000	76,000	298,000
Repayments of revolving credit facility	—	(8,000)	(166,000)	(164,000)
Repayment of term portion of credit agreement	(23,823)	(23,822)	(95,293)	(87,352)
Payments on other debt and capital leases	(838)	(853)	(14,376)	(12,638)
Payment for debt issuance costs	(285)	—	(655)	—

Net cash flows from financing activities	222	154,656	(251,076)	44,640

Effect of exchange rate fluctuations on cash	(1,147)	(716)	(4,873)	(7,735)

Net increase (decrease) in cash and cash equivalents	24,841	21,382	(26,486)	24,938
Cash and cash equivalents, beginning of period	50,912	80,857	102,239	77,301

Cash and cash equivalents, end of period	$75,753	$102,239	$75,753	$102,239

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

			FOR THE THREE MONTHS ENDED December 31,
	2016		2016	2015		2015
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$342,730	$—	$342,730	$308,637	$147	$308,784	$33,946	11%
Total expenses (3)	222,387	(1,749)	220,638	234,664	(5,774)	$228,890	(8,252)	-4%
Operating income (loss)	120,343	1,749	122,092	73,973	5,921	$79,894	42,198	53%
Other income (expense)	(10,481)	—	(10,481)	(11,350)	—	$(11,350)	869	-8%
Income (loss) before income taxes	109,862	1,749	111,611	62,623	5,921	$68,544	43,067	63%
Income tax expense (benefit) (4)	43,171	656	43,827	18,856	2,072	$20,928	22,899	109%

Net income (loss)	$66,691	$1,093	$67,784	$43,767	$3,849	$47,616	$20,168	42%

Depreciation	6,454	—	6,454	5,737	—	5,737	717	12%
Amortization - acquisition related intangibles	4,860	—	4,860	5,891	—	5,891	(1,031)	-18%
Amortization - acquisition related software	8,697	—	8,697	7,322	—	7,322	1,375	19%
Amortization - other	7,605	—	7,605	7,633	—	7,633	(28)	0%
Stock-based compensation	9,801	—	9,801	8,330	—	8,330	1,471	18%

Adjusted EBITDA	$157,760	$1,749	$159,509	$108,886	$5,921	$114,807	$44,702	39%

Earnings per share information
Weighted average shares outstanding
Basic	117,316	117,316	117,316	118,739	118,739	118,739
Diluted	118,477	118,477	118,477	120,167	120,167	120,167
Earnings per share
Basic	$0.57	$0.01	$0.58	$0.37	$0.03	$0.40	$0.18	45%
Diluted	$0.56	$0.01	$0.57	$0.36	$0.03	$0.40	$0.17	44%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for Online Resources Corporation deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Adjustment in Q4 2016 include employee related expenses of $1.0 million, and $0.7 million for professional and other fees. In Q4 2015, we had adjustments for significant transaction related expenses, including, $2.4 million for employee related actions, $1.0 million for technology products and $2.4 million for professional and other fees.
(4)	Tax effect of revenue and significant transaction related adjustments.

	Quarter Ended
	December 31,
Reconciliation of Operating Free Cash Flow (millions)	2016	2015
Net cash provided by operating activities	$35.0	$64.1
Net after-tax payments associated with employee-related actions	1.1	2.0
Net after-tax payments associated with facility closures	0.3	—
Net after-tax payments associated with significant transaction related expenses	0.3	1.1
Less capital expenditures	(9.4)	(17.3)
Plus capital expenditures for European datacenter and cyber security	3.9	—

Operating Free Cash Flow	$31.2	$49.9

	Quarter Ended
	December 31,
Reconciliation excluding CFS impact (millions)	2016	2015
Total non-GAAP revenue	$342.7	$308.8
CFS product revenue	—	(24.1)

Total non-GAAP revenue excluding CFS	$342.7	$284.7

Total adjusted EBITDA	$159.5	$114.8
CFS adjusted EBITDA	—	(5.2)

Total adjusted EBITDA excluding CFS impact	$159.5	$109.6

	Quarter Ended
Monthly Recurring Revenue (millions)	December 31,
	2016	2015
Monthly software license fees	$16.8	$20.6
Maintenance fees	58.1	63.0
Processing services	101.1	117.0

Monthly Recurring Revenue	176.0	200.6
CFS contribution	—	22.6

Monthly Recurring Revenue	$176.0	$178.0

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

			FOR THE YEAR ENDED December 31,
	2016		2016	2015		2015
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$1,005,701	$87	$1,005,788	$1,045,977	$743	$1,046,720	$(40,932)	-4%
Total expenses (3)	784,571	131,161	915,732	918,029	(15,041)	902,988	12,744	1%
Operating income (loss)	221,130	(131,074)	90,056	127,948	15,784	143,732	(53,676)	-37%
Other income (expense) (4)	(35,549)	—	(35,549)	(14,575)	(24,465)	(39,040)	3,491	-9%
Income (loss) before income taxes	185,581	(131,074)	54,507	113,373	(8,681)	104,692	(50,185)	-48%
Income tax expense (benefit) (5)	56,046	(50,832)	5,214	27,937	(592)	27,345	(22,131)	-81%

Net income (loss)	$129,535	$(80,242)	$49,293	$85,436	$(8,089)	$77,347	$(28,054)	-36%

Depreciation	22,584	—	22,584	21,656	—	21,656	928	4%
Amortization - acquisition related intangibles	21,220	—	21,220	22,959	—	22,959	(1,739)	-8%
Amortization - acquisition related software	22,813	—	22,813	25,787	—	25,787	(2,974)	-12%
Amortization - other	36,837	—	36,837	27,029	—	27,029	9,808	36%
Stock-based compensation	43,613	—	43,613	18,380	—	18,380	25,233	137%

Adjusted EBITDA	$368,197	$(131,074)	$237,123	$243,759	$15,784	$259,543	$(22,420)	-9%

Earnings per share information
Weighted average shares outstanding
Basic	117,533	117,533	117,533	117,465	117,465	117,465
Diluted	118,847	118,847	118,847	118,919	118,919	118,919
Earnings per share
Basic	$1.10	$(0.68)	$0.42	$0.73	$(0.07)	$0.66	$(0.24)	-36%
Diluted	$1.09	$(0.68)	$0.41	$0.72	$(0.07)	$0.65	$(0.24)	-37%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for Online Resources Corporation deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Adjustment in 2016 include $151.5 million gain recognized on the sale of CFS assets, facility closure expenses of $5.2 million, employee related expenses of $6.6 million, and $8.5 million for professional and other fees as well as a $0.5 million reduction in the gain recognized on the sale of CFS assets. In 2015, we had adjustments for significant transaction related transactions, including, $6.3 million for employee related actions, $5.6 million for transition and technology costs, and $3.1 million for professional and other fees
(4)	Adjustment in 2015 includes $24.5 million gain recognized on the sale of Yodlee stock.
(5)	Tax effect of revenue and significant transaction related adjustments.

	Year Ended
	December 31,
Reconciliation of Operating Free Cash Flow (millions)	2016	2015
Net cash provided by operating activities	$99.8	$183.1
Net after-tax payments associated with employee-related actions	5.2	5.0
Net after-tax payments associated with facility closures	0.6	0.4
Net after-tax payments associated with significant transaction related expenses	6.1	3.3
Less capital expenditures	(63.1)	(48.9)
Plus capital expenditures for European datacenter and cyber security	23.4	—

Operating Free Cash Flow	$72.0	$142.9

	Year Ended
	December 31,
Reconciliation excluding CFS impact (millions)	2016	2015
Total non-GAAP revenue	$1,005.8	$1,046.7
CFS product revenue	(15.7)	(94.9)

Total non-GAAP revenue excluding CFS	$990.1	$951.8

Total adjusted EBITDA	$237.1	$259.5
CFS adjusted EBITDA	(1.2)	(12.1)
Retained indirect costs during TSA period	4.9	—

Total adjusted EBITDA excluding CFS impact	$240.8	$247.4

	Year Ended
Monthly Recurring Revenue (millions)	December 31,
	2016	2015
Monthly software license fees	$70.4	$76.9
Maintenance fees	233.4	241.9
Processing services	411.3	446.1

Monthly Recurring Revenue	715.1	764.9
CFS contribution	14.3	89.8

Monthly Recurring Revenue	$700.8	$675.1